Exhibit 99.1

March 23, 2016

To the Shareholders of Steel Excel:

It was a challenging year for Steel Excel, with our investments and results being severely impacted by the precipitous drop in oil prices and extreme pressures experienced in the energy sector.  Steel Excel Inc. operates as two segments, Steel Energy Services Ltd. and Steel Sports, Inc.  Steel Energy Services provides drilling and production services to the oil and gas industry, and Steel Sports strives to provide a first-class youth sports experience emphasizing positive experiences and instilling the core values of discipline, teamwork, safety, respect, and integrity.

For the year ended December 31, 2015, the Company reported net revenues of $132.6 million, as compared with $210.1 million in 2014.  The Company incurred a loss from continuing operations before income taxes of $88.0 million in 2015, as compared with a loss of $19.5 million in 2014.  The net loss for 2015 was $97.4 million, or $8.50 per diluted common share, as compared with a net loss of $23.8 million, or $2.04 per diluted common share, for 2014.  At December 31, 2015, the Company had cash and marketable securities totaling $127.9 million, and an NOL of $139.1 million.

Despite the volatility and significant decline in the price of oil, we are pleased to report that Steel Energy Services, as a business, was profitable. The business performed well, due to our management team recognizing industry trends, making appropriate cuts where and when needed, and retaining key personnel in the process.

Recognizing the impact that the drop in oil prices would have on our business, we moved early in 2015 to reduce all of our costs.  Headcount at Steel Energy was reduced 42% in 2015.  Other areas where we were able to see significant savings were in employee benefits and compensation, eliminating housing allowances, establishing a self-funded health insurance plan, initiating a purchase order system and streamlining corporate expenses.

Despite a 42% drop in revenue in 2015, Steel Energy produced $24.4 million of positive EBITDA, paid off $36.3 million of debt and entered 2016 with a strong balance sheet including $21.8 million of cash.

Steel Sports, our youth sports business, also made progress in 2015.

•	David Shapiro, a seasoned youth sports executive, joined us as CEO from Positive Coaching Alliance, where he was the Chief Revenue Officer for the past 12 years.
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An Advisory Board of well-known sports professionals was launched to help develop content and participate in sponsorship acquisition. Advisors include, Tommy Lasorda, Dusty Baker, Julie Foudy, Nancy Lieberman, Bobby Valentine, Frank Catalanotto and Jim Thompson.

•	We continue to build our sponsorship portfolio through partnerships with Clorox, Skechers, TeamSnap and several others. There are more in the pipeline.
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We partnered with West Virginia University and developed a coaching manual that will be the cornerstone of the Steel Coaching System, which will help create structure and consistency with all coaches in Steel Sports helping all kids reach their potential.

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We took full control of the National Youth Baseball Championships (NYBC), which features twelve games on national television via CBS Sports, and streamed worldwide on MLB.com.  There were approximately 1,025 teams and more than 12,000 players from 26 states that competed in nationwide qualifiers and the championship week combined. Hall of Fame manager Tommy Lasorda, former player and manager Bobby Valentine and two-time National League All-Star and current Washington Nationals manager Dusty Baker attended the 2015 NYBC Championship Event and hosted the teams

•	In January 2016, we exchanged our 50% interest in the Hermosa Crossfit facility for the remaining 14% interest in the much larger Torrance Crossfit facility.

Steel Excel also owns 20.6% of API Technologies Corp. (“API”), a designer and manufacturer of high performance systems, subsystems, modules and components.  In February 2016, API announced that it had entered into a merger agreement pursuant to which holders of its common stock will receive $2.00 for each share held.  Upon consummation of the merger, the Company will receive $22.9 million for its investment in API.

During the year, Steel Excel repurchased 231,245 shares for $4.6 million dollars at an average price of $19.95.

We also announced that we are voluntarily delisting our common stock, with associated preferred stock purchase rights, from the NASDAQ Capital Market.  We intend to cease trading on NASDAQ at the close of business on March 31, 2016. SXCL shares may be quoted in the "Pink Sheets" (www.pinksheets.com), an electronic quotation service operated by the OTC Markets for over-the-counter securities, there can be no assurance that any market maker or broker will continue to make a market in the Steel Excel shares. The board of directors felt that the cost savings and benefits from delisting were in the best interests of Steel Excel and our stockholders.

We will continue to focus on cost reduction throughout the company, along with profitable growth in both Energy and Sports and will continue to look to deploy our capital prudently.  Thank you for your continued support.

Respectfully,

Warren G. Lichtenstein
Chairman
Steel Excel